CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Actions Taken to Implement Previously Announced Corporate Strategic Initiatives

Q4 2008 Overview

•	Q4 2008 net loss of $12.2 million, or $0.39 per share, compared to net income of $8.5 million, or $0.27 per share, in Q4 2007.

•	Q4 2008 net loss included primarily non-cash charges of $0.58 per share consisting of:

	o	$15.6 million of pre-tax charges, or $0.31 per share after tax, related to previously announced strategic initiatives

	o	$8.5 million of pre-tax charges, or $0.19 per share after tax, of goodwill impairment

	o	$4.6 million of pre-tax charges, or $0.09 per share after tax, for inventory impairment at Bluegreen Communities

•	Q4 2008 included no gains on sales of notes receivable; Q4 2007 included $11.3 million of pre-tax gains on sales of notes receivable, or $0.22 per share after tax.

•	Excluding the above charges and gain on sales of notes receivable, Q4 2008 net income was $6.1 million, or $0.19 per share, compared to $1.6 million, or $0.05 per share, in Q4 2007.

•	Total cash and equivalents of $81.8 million at December 31, 2008.

•	Book value of $12.24 per share.

Boca Raton, Fla. – March 16, 2009 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the fourth quarter and year ended December 31, 2008 (see attached tables). The Company also provided an update on the implementation of its previously announced strategic initiatives.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “The fourth quarter of 2008 was a challenging transitional period at Bluegreen. We were profitable prior to a variety of primarily non-cash charges in the fourth quarter and our timeshare business continued to generate strong numbers of prospects which were converted into sales at historical rates. We did not experience any discernible decrease in customer demand for vacation ownership interests (VOIs) in the Bluegreen Vacation Club. Nevertheless, we took actions to reduce our timeshare sales operations because of the conditions in the credit markets. Because historically we have provided financing to 95% of our vacation ownership customers and the cash costs associated with the sales are greater than the typical down payments we have received, our business model depended on the availability of credit facilities to monetize the notes receivable from buyers. As recently as August 2008, we had access to the receivables financing markets. However, in the Fall of 2008, the credit and securitization markets virtually ceased to exist. In response, as previously announced, we implemented strategic initiatives with the goal of better positioning our operations for a prolonged downturn in the availability of external sources of liquidity.

Bluegreen Corporation	Page 2
March 16, 2009

The goals of our previously announced strategic initiatives are to conserve cash and enhance our financial position by:

•	significantly reducing our timeshare sales operations in an attempt to match our sales pace to our known receivable financing capacity and liquidity;

•	emphasizing cash-based businesses in our sales, resort management and finance operations;

•	minimizing the cash requirements of Bluegreen Communities, to the extent possible;

•	reducing overhead and increasing efficiencies;

•	minimizing capital spending;

•	working with our lenders to renew, extend or refinance our credit facilities;

•	continuing to provide what we believe to be a high level of quality vacation experiences and customer service to our VOI owners; and

•	generating income.

To date, as more fully described in our Annual Report on Form 10-K to be filed later today, we have:

•	closed or consolidated certain of our Resorts and Communities sales offices;

•	eliminated certain lower margin timeshare marketing and communities advertising programs;

•	reduced headcount by over 50%, or approximately 3,000 associates Company-wide, including seasonal associates;

•	implemented a credit underwriting program, increased interest rates on new timeshare receivables originations, and put in place incentives to increase the cash portion of each sale; and

•

launched programs to seek fee-for-service opportunities by offering our core competencies in sales, marketing, resort management, mortgage servicing, title and real estate consulting to third parties.”

Mr. Maloney added, “These actions, while difficult, were executed proactively and in a timely manner. As a result of these initiatives, we believe that we will realize improved resorts sales efficiencies, albeit at an intentionally and significantly reduced volume, more cash business, materially lower selling, general and administrative expenses, and a significant decrease in capital spending. We do not believe that the reduction in our sales operations will adversely impact the results from our resorts management business or our finance operations. Based on our expected lower resorts sales pace, we believe that we will not need to enter into any new receivable financing facilities or term securitization transactions in 2009, although we continue to explore potential opportunities in this area and are hopeful that the markets will reopen. We remain focused on providing high quality vacation experiences to our Bluegreen Vacation Club owners and do not believe that these initiatives will have a material impact on owner satisfaction. We are excited about the prospects of our new fee-for-service initiatives, and believe that this market presents revenue opportunities for Bluegreen. We are encouraged that the actions taken are appropriately positioning us in the current challenging credit and economic environment and will position us to grow Resorts sales again once the credit markets allow.”

Bluegreen Corporation	Page 3
March 16, 2009

Fourth Quarter Overview

Results for the fourth quarter of 2008 included approximately $15.6 million of pre-tax charges related the implementation of the Company’s strategic initiatives. The continued reduction in the Company’s market capitalization required the recognition of $8.5 million of goodwill impairment charges, representing a complete write-off of all of the Company’s goodwill. Also, the completion of certain phases of several Bluegreen communities required the recognition of $4.6 million of inventory impairment charges, based on the expected prolonged sellout of the completed homesites. It should also be noted that the fourth quarter of 2007 included a gain on sale of notes receivable of $11.3 million, with no such gain being realized in the fourth quarter of 2008. Excluding these charges and the 2007 gain on sale of notes receivable, net income for the fourth quarter of 2008 was $6.1 million, or $0.19 per share, compared to net income of $1.6 million, or $0.05 per share, in the fourth quarter of 2007 (see reconciliation table included in this release). Including the above-referenced charges and the 2007 gain on sale of notes receivable, the net loss for the fourth quarter of 2008 was $12.2 million, or $0.39 per diluted share, compared to net income of $8.5 million or $0.27 per share in the fourth quarter of 2007.

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three and Twelve Months Ended December 31, 2008 and December 31, 2007
(In 000’s, except percentages)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	Q4 2008	% of Sales	Q4 2007	% of Sales	2008	% of Sales	2007	% of Sales

	(unaudited)		(unaudited)

Contract sales	$100,449		$112,516		$494,307		$472,435
Recognition of sales under SFAS No. 152	10,430		8,318		1,305		2,752
Impact of percentage-of-completion	—		—		—		846

Gross sales of real estate	110,879	100%	120,834	100%	495,612	100%	476,033	100%
Estimated uncollectible VOI notes receivable	(16,539)	(15)%	(19,144)	(16)%	(75,847)	(16)%	(65,242)	(14)%
Gain on sales of notes receivable	—	—	11,330	9%	8,245	2%	39,372	8%

Sales of real estate	94,340	85%	113,020	93%	428,010	86%	450,163	94%
Cost of sales on real estate	(23,133)	(21)%	(27,553)	(23)%	(98,727)	(20)%	(111,480)	(23)%

Gross profit on real estate	71,207	64%	85,467	70%	329,283	66%	338,683	71%

Other resort service revenues	13,605	12%	14,151	12%	58,473	12%	53,624	11%
Cost of other resort services	(7,722)	(7)%	(6,970)	(6)%	(37,781)	(8)%	(36,588)	(8)%

Gross profit on other resort services	5,883		7,181		20,692		17,036

Selling and marketing expense	(55,768)	(50)%	(61,999)	(51)%	(275,408)	(55)%	(260,932)	(55)%
Field G & A expense	(6,249)	(6)%	(7,640)	(6)%	(27,568)	(6)%	(31,897)	(7)%

Total field operating expense	(62,017)	(56)%	(69,639)	(57)%	(302,976)	(61)%	(292,829)	(62)%

Field operating profit	$15,073	13%	$23,009	19%	$46,999	9%	$62,890	12%

Bluegreen Corporation	Page 4
March 16, 2009

	Q4 2008	Q4 2007	2008	2007

Other data (not in 000’s):
Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	46%	44%	46%	41%
Number of VOI sales transactions	8,678	10,129	44,224	42,768
Average sales price per transaction	$10,954	$10,978	$11,028	$11,124
Total marketing prospect tours	57,611	76,377	318,005	325,819
New marketing prospect tours	38,932	54,061	224,765	239,610
Sale-to-tour ratio (total prospects)	15.1%	13.3%	13.9%	13.1%
Sale-to-tour ratio (new prospects)	10.1%	9.0%	9.6%	9.7%
Sales deferred under SFAS No. 152 as of end of period			$23.3 million	$24.6 million
Field operating profit deferred under SFAS No. 152 as of end of period			$13.5 million	$14.3 million

Mr. Maloney commented, “Lower Resorts sales during the fourth quarter of 2008 primarily reflected the deliberate downsizing of our sales operations as a result of implementing our strategic initiatives. Contract sales (1) were $100.4 million, down from $112.5 million in the same period one year ago, while GAAP resort sales were $94.3 million compared to $113.0 million in the year ago period. Our owner base increased to more than 208,000, including approximately 164,500 members in the Bluegreen Vacation Club. While VOI sales transactions and tour flow declined due to our initiatives, prospect conversion rates rose compared to prior periods, and we generated field operating profit(2) of $15.1 million.

Gross profit from other resort services declined, primarily due to higher developer subsidy expenses reflecting the 2008 opening of our Club 36 resort in Las Vegas.

Selling and marketing, and field general and administrative expenses in the fourth quarter of 2008 reflected the initial, anticipated increased efficiencies, as evidenced by our higher prospect conversion rates, following the implementation of our strategic initiatives.

(1)

Contract sales are timeshare sales prior to the impact of SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”, the impact of percentage-of-completion accounting, estimated uncollectible VOI notes receivable and gain on sales of notes receivable.

(2)

Field operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, sales of notes receivable, other expense (net), interest expense, minority interest, restructuring charges, goodwill impairment charges and income taxes.

Bluegreen Corporation	Page 5
March 16, 2009

Delinquencies and defaults within our timeshare receivables portfolio rose, reflecting what we believe is the impact of a rising unemployment rate in the United States. Delinquencies over 30 days on the total serviced timeshare receivables portfolio at December 31, 2008 were 5.7% of a serviced portfolio of approximately $924.0 million compared to 4.5% of a serviced portfolio of $813.3 million at December 31, 2007. The average annual default rate rose to 9.0% for 2008 from 7.4% for 2007, and we expect the default rate to continue to increase for at least the first quarter of 2009, as suggested by an average annual default rate through February 2009 of 9.3%. Delinquencies, which have historically been higher in the winter months, held relatively steady through February 2009 at 5.9% of a serviced portfolio of $897.4 million. We believe that the performance of loans originated in 2009 will benefit from our newly-implemented sales initiatives, which include new underwriting standards and seeking increased down payments at the time of sale.”

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Twelve Months Ended December 31, 2008 and December 31, 2007
(In 000’s, except percentages)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	Q4 2008	% of Sales	Q4 2007	% of Sales	2008	% of Sales	2007	% of Sales

	(unaudited)		(unaudited)
Sales of real estate	$2,441	100%	$24,571	100%	$47,020	100%	$129,217	100%
Cost of sales of real estate	(6,987)	(286)%	(12,581)	(51)%	(31,540)	(67)%	(67,251)	(52)%

Gross profit on real estate	(4,546)	(186)%	11,990	49%	15,480	33%	61,966	48%

Other Communities operations revenues	1,892	78%	5,397	22%	10,709	23%	13,787	11%
Cost of sales of other services	(2,297)	(94)%	(4,949)	(20)%	(10,306)	(22)%	(13,394)	(10)%

Gross profit on other services	(405)		448		403		393

Selling and marketing expense	(1,135)	(46)%	(5,999)	(24)%	(11,746)	(25)%	(27,934)	(22)%
Field G & A expense	(1,827)	(75)%	(2,690)	(11)%	(7,699)	(17)%	(10,792)	(8)%

Total field operating expense	(2,962)	(121)%	(8,689)	(35)%	(19,445)	(42)%	(38,726)	(30)%

Field operating profit	$(7,913)	(323)%	$3,749	(16)%	$(3,562)	(8)%	$23,633	19%

Other data (not in 000’s):
Average sales price per homesite	$76,966		$92,629		$80,455		$83,548
Sales deferred under percentage-of-completion accounting as of end of period(3)					$2.4 million		$13.2 million
Field operating profit deferred under percentage-of-completion accounting as of end of period(3)					$677,000		$5.5 million

(3) It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

Bluegreen Corporation	Page 6
March 16, 2009

Sales at Bluegreen Communities have been adversely impacted by the deterioration of the general economy and the real estate markets, specifically. Although to date Bluegreen Communities has not experienced a significant deterioration of sales prices, there has been a decline in sales volume, especially in higher priced premium homesites. Traditional media-based advertising channels have proven to be less effective in the current market environment, and therefore Bluegreen Communities is transitioning more of its marketing focus to regional, Internet-based programs.

In the fourth quarter of 2008, the Company recognized impairment charges of $4.6 million related to its recently completed phases of certain communities, based on the anticipated slower absorption of these completed homesites. These charges are included as a component of cost of sales of real estate.

SELECTED OTHER FINANCIAL INFORMATION

Net interest spread (interest income minus interest expense) increased to $12.0 million for the fourth quarter of 2008 from $4.5 million in the same period last year, due to an increase in the Company’s on-balance sheet notes receivable portfolio, as well as lower interest rates on the Company’s variable rate debt and the repayment of the Company’s $55 million of 10.5% Senior Secured Notes in March 2008.

	As of

	December 31,	December 31,
	2008	2007

Unrestricted cash (4)	$60.6 million	$125.5 million
Book value per share	$12.24	$12.34
Debt-to-equity ratio: recourse and non-recourse debt	1.52:1	1.03:1
Debt-to-equity ratio: recourse debt only	1.16:1	0.99:1

(4) Reflects repayment, in full, of $55 million, 10.5% Senior Secured Notes plus all accrued interest on March 31, 2008.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 208,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,750 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company’s strategic initiatives are not implemented successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties will not be successful; retail prices and homesite yields for Communities properties will be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-for-service initiatives may not be successful; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2009.

### #### ###

Bluegreen Corporation	Page 7
March 16, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(In 000’s, Except Per Share Data)

	Three Months Ended		Year Ended

	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

	(unaudited)
REVENUES:

Gross vacation ownership sales	$94,340	$113,020	$428,010	$450,163
Homesite sales	2,441	24,571	47,020	129,217

Total sales	96,781	137,591	475,030	579,380

Other resort and communities operations revenue	15,497	19,548	69,182	67,411
Interest income	19,497	10,412	57,831	44,703

Total operating revenues	131,775	167,551	602,043	691,494

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	23,133	27,553	98,727	111,480
Homesite cost of sales	6,987	12,581	31,540	67,251

Total cost of sales	30,120	40,134	130,267	178,731

Cost of other resort and communities operations	10,019	11,919	48,087	49,982
Selling, general and administrative expenses	75,567	92,791	369,700	377,552
Interest expense	7,532	5,892	20,888	24,272
Other expense	1,162	618	1,637	1,743
Restructuring	15,617	—	15,617	—
Goodwill impairment	8,502	—	8,502	—

Total operating expenses	148,519	151,354	594,698	632,280

Income (loss) before minority interest and income taxes	(16,744)	16,197	7,345	59,214
Minority interest in income of consolidated subsidiary	1,815	2,410	7,095	7,721

Income (loss) before provision (benefit) for income taxes	(18,559)	13,787	250	51,493
Provision (benefit) for income taxes	(6,381)	5,239	766	19,567

Net income (loss)	$(12,178)	$8,548	$(516)	$31,926

Net income (loss) per share
Basic:	$(0.39)	$0.28	$(0.02)	$1.03

Diluted:	$(0.39)	$0.27	$(0.02)	$1.02

Weighted average number of common and common equivalent shares:
Basic	31,261	31,009	31,241	30,975

Diluted	31,261	31,256	31,241	31,292

Bluegreen Corporation	Page 8
March 16, 2009

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income (Loss) Before
Minority Interest and Income Taxes
(in 000s)

	Three Months Ended		Year Ended

	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Field operating profit for Bluegreen Resorts	$15,073	$23,009	$46,999	$62,890
Field operating profit (loss) for Bluegreen Communities	(7,913)	3,749	(3,562)	23,633
Interest Income	19,497	10,412	57,831	44,703
Other expense, net	(1,162)	(618)	(1,637)	(1,743)
Other expense – restructuring	(15,617)	—	(15,617)	—
Goodwill impairment	(8,502)	—	(8,502)	—
Corporate general and administrative expenses	(10,588)	(14,463)	(47,279)	(45,997)
Interest expense	(7,532)	(5,892)	(20,888)	(24,272)

Income (loss) before minority interest and income taxes	$(16,744)	$16,197	$7,345	$59,214

Reconciliation of GAAP Net Loss to Non-GAAP Net Income

	Three Months Ended		Year Ended

	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

GAAP net income (loss)	$(12,178)	$8,548	$(516)	$31,926
Non-GAAP adjustments, net of taxes
Restructuring charges	9,636	—	9,636	—
Goodwill impairment	5,826	—	5,826	—
Communities inventory write down	2,773	50	3,122	226
Gain on sale of notes receivable	—	(7,025)	(5,112)	(24,411)

Non-GAAP net income	$6,057	$1,573	$12,956	$7,741

Bluegreen Corporation	Page 9
March 16, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000s)

	December 31, 2008	December 31, 2007

ASSETS

Cash and cash equivalents (unrestricted)	$60,561	$125,513
Cash and cash equivalents (restricted)	21,214	19,460

Total cash and cash equivalents	81,775	144,973
Contracts receivable, net	7,452	20,532
Notes receivable, net	340,644	160,665
Prepaid expenses	9,801	14,824
Other assets	27,488	23,405
Inventory, net	503,269	434,968
Retained interests in notes receivable sold	113,577	141,499
Property and equipment, net	109,501	94,421
Goodwill	—	4,291

Total assets	$1,193,507	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$24,900	$38,901
Accrued liabilities and other	52,283	60,421
Deferred income	29,854	36,559
Deferred income taxes	91,802	98,362
Receivable-backed notes payable	110,060	38,031
Receivable-backed notes payable – Non-recourse	139,057	16,968
Lines-of-credit and notes payable	222,739	176,978
10.50% senior secured notes	—	55,000
Junior subordinated debentures	110,827	110,827

Total liabilities	$781,522	$632,047

Minority interest	29,518	22,423

Total shareholders’ equity	382,467	385,108

Total liabilities and shareholders’ equity	$1,193,507	$1,039,578